Exhibit (a)(1)(xiii)

Press Release:	Embratel and Embrapar

Embratel and Embrapar Announce Tender Offer Results

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Rio de Janeiro, RJ, Brazil, November 27, 2013 — Empresa Brasileira de Telecomunicações S.A. — Embratel (“Embratel”) and Embratel Participações S.A. (“Embrapar”) (together, the “Offerors”) announced today that the tender offer for any and all of the outstanding common shares, no par value (“Common Shares”), and preferred shares, no par value (“Preferred Shares”), including Preferred Shares represented by American Depositary Shares (“ADSs”), of Net Serviços de Comunicação S.A. (“Net”) (BOVESPA: NETC3 and NETC4; NASDAQ: NETC; BMAD: XNET), other than those held by the Offerors or their affiliates, expired on November 26, 2013.

A total of 10,219,622 Common Shares, equivalent to 93.48% of the outstanding Common Shares, other than those held by the Offerors or their affiliates, were validly tendered into the offer and a total of 3,456,310 Preferred Shares, equivalent to 63.73% of the outstanding Preferred Shares, other than those held by the Offerors or their affiliates, were validly tendered into the offer. All Common Shares and Preferred Shares, including Preferred Shares represented by ADSs, that were validly tendered and not withdrawn have been accepted for payment in accordance with the terms of the offer and applicable law.

Pursuant to the terms of the offer, the Common Shares and Preferred Shares validly tendered into the offer were purchased through an auction on the BM&FBOVESPA — Bolsa de Valores, Mercadorias e Futuros, which took place at 1:00 p.m., New York City time, on November 27, 2013. The Offerors will pay for the Common Shares and Preferred Shares purchased in the auction on the settlement date, which is expected to be December 2, 2013, and such payment will be in cash, net of the stock exchange and settlement fee, any applicable brokerage fees or commissions and applicable withholding taxes. As promptly as practicable after receipt of the payment in respect of Preferred Shares, represented by ADSs, validly tendered and purchased in the auction, The Bank of New York Mellon, as receiving agent, will convert such payment into U.S. dollars and will distribute the proceeds, net of expenses for converting Brazilian reais to U.S. dollars, any applicable taxes and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the offer.

Upon settlement, the Offerors’ combined ownership of the outstanding Common Shares and Preferred Shares, held directly or through their subsidiaries, will increase to 90.21% and 99.14%, respectively.

About Embratel

Embratel is the premium telecommunications provider in Brazil and offers an ample variety of telecom services — local and long distance telephony, advanced voice, high-speed data transmission, Internet, satellite data communications, and corporate networks. The company is a leader in the country for data services and Internet, and is highly qualified to be an all-distance network carrier in Latin America. Embratel’s network spreads countrywide, with almost 29 thousand km of optic cables, which represents about one million and 69 thousand km of fiber optics.

Forward-Looking Statements

This document may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

For further information please contact:

Embratel Participações S.A.

Isaac Berensztejn

Director of Investor Relations

Av. Presidente Vargas, n 1012

20071-002 Rio de Janeiro, RJ, Brazil

Telephone: (55) 21 2121-3636

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